As filed with the Securities and Exchange Commission on August 23, 2013

Registration No. 333-187155

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Idera Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	04-3072298
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

167 Sidney Street

Cambridge, Massachusetts 02139

(617) 679-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sudhir Agrawal, D. Phil.

President

and Chief Executive Officer

Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, Massachusetts 02139

(617) 679-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart M. Falber, Esq.	David S. Rosenthal, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP	Dechert LLP
60 State Street	1095 Avenue of Americas
Boston, Massachusetts 02109	New York, New York 10036
Telephone: (617) 526-6000	Telephone: (212) 698-3500
Telecopy: (617) 526-5000	Telecopy: (212) 698-3599

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-1, File No. 333-187155 (the “Registration Statement”) is being filed in order to check the box on the cover page of the Registration Statement to indicate that certain of the securities that were registered on the Registration Statement (the warrant shares) are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, and to add to Item 17 of Part II of the Registration Statement the undertakings related thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 23rd day of August, 2013.

IDERA PHARMACEUTICALS, INC.

By:	/s/ LOUIS J. ARCUDI III, MBA
Louis J. Arcudi III, MBA Senior Vice President of Operations, Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

* Sudir Agrawal, D. Phil.	President and Chief Executive Officer (Principal Executive Officer)	August 23, 2013

/s/ Louis J. Arcudi III, MBA Louis J. Arcudi III, MBA	Senior Vice President of Operations, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	August 23, 2013

James A. Geraghty	Chairman of the Board of Directors

* Youssef El Zein	Director	August 23, 2013

* C. Keith Hartley	Director	August 23, 2013

* Robert W. Karr, M.D.	Director	August 23, 2013

* Malcolm MacCoss, Ph.D.	Director	August 23, 2013

* William S. Reardon, CPA	Director	August 23, 2013

* Eve E. Slater, M.D., F.A.C.C.	Director	August 23, 2013

* Abdul-Wahab Umari	Director	August 23, 2013

*By:	/s/ Louis J. Arcudi III, MBA.
Louis J. Arcudi III, MBA Attorney-in-Fact